Houston Wire & Cable Company President and Chief Executive Officer Charles A. Sorrentino to Step Down at End of 2011, James L. Pokluda III, Promoted to President

HOUSTON, TX -- (MARKET WIRE) – May 5, 2011 -- Houston Wire & Cable Company (NASDAQ: HWCC) today announced that its President & Chief Executive Officer, Charles A. Sorrentino, will step down as the Company’s President effective immediately and as CEO at the end of 2011. The Company’s Board of Directors has elected James L. Pokluda III, age 46, the Company’s long time Vice President of Sales & Marketing, as the Company’s new President.  Mr. Pokluda will assume the duties of President effective immediately, and will assume the additional responsibility of CEO at the end of the year.  In addition, the Board of Directors has promoted Christopher R. McLeod, age 49, to Senior Vice President of Operations.

 “I am extremely proud of what we have accomplished over the past 13 years, including leading the Company through its initial public offering and guiding the Company through the most difficult economic time period in decades,” said Sorrentino.  “With the economic recovery underway, I’ve decided that it is time to move on to other challenges.  I am confident that Jim will lead the Company to continued success.”

 “Chuck’s leadership, especially through the recent economic crisis, has positioned the Company to compete effectively in the dynamic markets in which we participate,” said Scott L. Thompson, Chairman of the Board. “Jim Pokluda is the perfect successor.  He has been a key part of the management team during his tenure with the Company.   Jim has contributed substantially in the development of the Company’s growth plan and product innovation.  We believe his focus and dedication, along with the other officers of the Company, will lead Houston Wire & Cable to new successes in the future.”

“I look forward to building on Chuck’s legacy,” says Pokluda.  I’ve dedicated my entire professional career to the Company and am honored for the opportunity to lead the team.”

In connection with his planned departure, Mr. Sorrentino has advised the Company that he intends to begin reducing his holdings of the Company's common stock.  Mr. Sorrentino may sell up to 500,000 shares between now and the end of the year.  Mr. Sorrentino's sales will be made in accordance with the federal securities laws, as well as the Company's policies regarding insider sales, and may be made under a prearranged trading plan adopted under SEC Rule 10b5-1.  After such sale as described above, Mr. Sorrentino will continue to be a significant stockholder.

About the Company

With 35 years' experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

CONTACT: Hope M. Novosad | Manager, Investor Relations | Direct: 713.609.2110 | hnovosad@houwire.com